Anthony D. Andora
Chairman of the Board

Dear Interchange Stockholder:

     You are cordially invited to attend the 1995 Annual Meeting of Stockholders on Thursday, May 25, 1995, at 3 p.m. at the Company's executive offices on the fourth floor of Park 80 West/Plaza Two in Saddle Brook, New Jersey.

     The Notice of the Annual Meeting and Proxy Statement accompanying this letter describe the business to be acted upon at the meeting. Please promptly vote, date, sign and return your proxy for the meeting even though you plan to attend. You may vote in person at that time if you so desire.

                               Sincerely

                               Anthony D. Andora

April 20, 1995

                    Notice of Annual Meeting of Stockholders

     The Annual Meeting of Stockholders of Interchange Financial Services Corporation will be held on Thursday, May 25, 1995, at 3:00 p.m. at the Company's executive offices on the fourth floor of Park 80 West/Plaza Two in Saddle Brook, New Jersey to consider and act upon the following matters:

1. The election of four directors for three-year terms.

2. The approval of the amendment of the Company's Stock Option Plan of 1989 to increase shares of common stock reserved for issuance.

3. The ratification of the appointment of Deloitte & Touche as the Company's independent auditors for 1995.

4. The transaction of such other business as may properly come before the meeting or any adjournment thereof. The Company knows of no other business to be brought before the meeting.

                              Benjamin Rosenzweig

                              Secretary

Please   complete,   sign,  and  return  promptly  the  enclosed  proxy  in  the postage-paid envelope provided.

April 20, 1995

                                PROXY STATEMENT

     This proxy statement and the accompanying proxy/voting card (proxy card) are being mailed beginning April 20, 1995, in connection with the solicitation of proxies by the Board of Directors, for the Annual Meeting of Stockholders on May 25, 1995. Proxies are solicited to give all stockholders of record at the close of business on April 20, 1995, an opportunity to vote on matters that come before the meeting. On that date, 2,697,100 shares of common stock were outstanding, each of which is entitled to one vote on each matter brought before the meeting.

     When your proxy card is returned properly signed, the shares represented will be voted in accordance with your directions. Abstentions are voted neither "for" nor "against," but are counted in the determination of a quorum. You can specify your choices by marking the appropriate boxes on the enclosed proxy card. If your proxy card is signed and returned without specifying choices, the shares will be voted as recommended by the directors.

1.  Election of Directors

         (Item 1 on Proxy Card)

     The accompanying proxy will be voted for the election of the following nominees unless otherwise instructed. Each nominee for director and each continuing director also serves as director of Interchange State Bank (the "Bank"), a subsidiary of the Company. If a nominee should become unavailable for any reason, which management does not anticipate, the proxy will be voted for a substitute or, if no substitute is selected, the number of directors may be reduced.

Nominees and Directors

"Nominees to be elected Directors for terms of three years expiring in 1998."

ANTHONY D. ANDORA, age 64, is President of Andora, Palmisano & Geaney, a professional corporation in Elmwood Park, New Jersey. Mr. Andora, a member of the Board of Directors of the Company since 1984 and of the Bank since 1969, is Chairman of the Board and is ex-officio on all committees.

J. FLETCHER CREAMER, JR., age 44, is President (since 1982) of J. Fletcher Creamer and Son, Inc. and Creamer Brothers, Inc. of Hackensack, New Jersey.
     J. Fletcher Creamer and Son is a full-service, multifaceted contracting company serving the business community, governmental agencies and utilities throughout the United States. The company specializes in the installation of underground transmission lines for communication, cable TV, electric, sewer, gas and water systems, in addition to heavy and highway construction. Mr. Creamer was appointed to the Board of Directors of the Company and the Bank in December 1993 and serves on the Audit Committee and the Nominating Committee and is an alternate member of the Executive Committee.

DAVIDR. FICCA,  age 63, served as Vice  Chairman,  Executive  Vice President and
     Senior Legal Officer of Kidde, Inc., prior to March 1988. He has been a Director of the Company since 1984 and of the Bank since 1983. He is a member of the Executive Committee and the Compensation/Stock Option Committee.

BENJAMIN  ROSENZWEIG,  age 69, is the  Senior  Executive  Partner  of Azco Steel
     Company, Saddle Brook, New Jersey, a nationwide steel distributor. He has been a member of the Board of Directors of the Company since 1984 and of the Bank since 1976 and is Secretary of the Board. He serves as a member of the Executive Committee, Compensation/Stock Option Committee, the Nominating Committee and is Chairman of the Investment Committee.

"Directors to continue in office for terms expiring in 1996."

ANTHONY S. ABBATE, age 55, is President and Chief Executive Officer. Mr. Abbate has been a member of the Board of Directors of the Company since 1984 and the Bank since 1981. He is a member of the Executive Committee and serves ex-officio on all committees.

ANTHONY AMATO, age 64, formerly a principal of Amato Grain & Seed Company, is active in real estate development, ownership and management. Mr. Amato has been a member of the Board of Directors of the Company and the Bank since 1985. He serves as a member of the Executive Committee, Investment Committee and the Compensation/Stock Option Committee.

JOHN J. ECCLESTON, age 69, is a partner of R.D. Hunter & Company, Public
     Accountants. Prior to January 1995, he was Senior Partner of John J. Eccleston & Company, Public Accountants. Mr. Eccleston has been a member of the Board of Directors of the Company since 1984 and the Bank since 1969. He is Chairman of the Audit Committee and a member of the Executive Committee and Investment Committee.

ELEANORE S. NISSLEY, age 63, is President of Steffens Realty Company, a commercial real estate brokerage firm and she serves as Vice Chairperson of the Hackensack Meadowlands Development Commission. Mrs. Nissley has been a director of the Company and of the Bank since 1992. She is a member of the Audit Committee and the Nominating Committee and is an alternate member of the Executive Committee.

"Directors to continue in office for terms expiring in 1997"

DONALD L. CORRELL, age 44, is Chairman, President and CEO (since 1992) of United
     Water Resources, Inc.. Prior to 1992 he was Senior Vice President of Finance, Treasurer and Chief Financial Officer of United Water Resources, Inc. United Water Resources, Inc., is a holding company whose subsidiaries are active in public water supply, water-related services and real estate. Mr. Correll was appointed to the Board of Directors of the Company and the Bank in January 1994 and serves on the Audit Committee and Compensation/Stock Option Committee and is an alternate member of the Executive Committee. He is a director of United Water Resources, Inc.

JAMESE. HEALEY,  age 54 is Comptroller  (since 1987) of CPC  International  Inc.
     which is a multinational food manufacturing company. Prior to election as Comptroller, he served as Vice President of Finance and Administration for CPC's Corn Refining Division. Previously, he served in a number of senior financial roles. Mr. Healey was appointed to the Board of Directors of the Company and the Bank in November 1993 and serves on the Audit Committee, Nominating Committee, Investment Committee, Compensation/Stock Option Committee and is an alternate member of the Executive Committee.

JEREMIAH F. O'CONNOR,  age 61, is Managing Director of NatWest Financial Markets
     Group and a past Commissioner of the Board of Public Utilities for the State of New Jersey. Prior to that he was Managing Director and Executive Vice President of Jersey Capital Market Group, Inc., an investment banking firm and formerly Vice President of Product and Financial Planning of The Micro Energy Group of Bell & Howell Corporation. Mr. O'Connor has been a member of the Board of Directors of the Company since 1984 and the Bank since 1969. He is Vice Chairman of the Board. He serves on the Executive Committee and Nominating Committee and is Chairman of the Compensation/Stock Option Committee.

ROBERT P. RITTEREISER, age 56, is Chairman of Yorkville Associates Corp., a private investment and financial advisory concern formed in April 1989. He served as Chairman since November 1992 and President and Chief Executive Officer from March 1993 until February 1995 of Nationar, a banking services corporation. On February 6, 1995, the Acting Superintendent of Banks, State of New York, filed a Petition in the New York Supreme Court to take over the business of Nationar. Prior to March 1993, he was President and Chief Executive Officer of E.F. Hutton Group until its merger with Shearson Lehman Bros. Until June 1985 he was Executive Vice President and Chief Administrative Officer of Merrill Lynch & Co. He has been a Director of the Company and of the Bank since July 1989. He is a member of the Compensation/Stock Option Committee and is an alternate member of the Executive Committee. He is a Director of Ferrofluidics Corporation and the Main Stay Family of Funds. He is a Trustee of the DBL Liquidating Trust.

Board Committees, Meetings and Compensation

         The Company has an Audit Committee of the Board of Directors consisting of Mrs. Nissley, Messrs. Correll, Creamer, Eccleston (Chairman) and Healey. This committee reviews significant audit, accounting and other principles, policies and practices, the activities of independent auditors and of the Company's internal auditors, and the conclusion and recommendations of auditors and the reports of regulatory examiners upon completion of their respective audits and examinations. The committee met five times in 1994.

     The Compensation/Stock Option Committee administers management incentive compensation plans, including the stock option plan. The committee makes recommendations to the Board with respect to compensation of directors and of the officers as listed on page 11. The Committee, which met seven times in 1994, consists of Messrs. Amato, Correll, Ficca, Healey, O'Connor (Chairman), Rittereiser and Rosenzweig.

         The Nominating Committee advises and makes recommendations to the Board concerning the selection of candidates as nominees for election as directors. The committee consists of Mrs. Nissley, Messrs. Andora (Chairman), Creamer, Healey, O'Connor and Rosenzweig and met three times after its formation in July 1994. Prior to its formation, the Executive Committee functioned as a nominating committee. The committee will consider nominations recommended by stockholders. Such nominations should be addressed to the Secretary of the Board and must be received not later than January 2 of the year of the annual meeting of stockholders.

         In 1994, each director not employed by the Company was paid a retainer at an annual rate of $11,000, a fee of $150 for each board meeting attended and a fee of $125 for each committee meeting attended. The Chairman of the Board, the Vice Chairman of the Board and Secretary of the Board received additional retainers of $14,500, $11,250 and $1,100, respectively, and directors who chair committees of the Board receive an additional retainer of $1,000 annually. A director who is an employee of the Company or any subsidiary receives no retainer or fees.

     Directors participate in a retirement benefit plan which entitles the director to receive either (1) an amount equal to the annual retainer being paid directors (exclusive of additional amounts paid to the Chairman of the Board, the Vice Chairman of the Board, the Secretary of the Board and to committee chairmen) multiplied by his or her years of service on the board; or (2) an amount based on the cash surrender value of a life insurance policy or an annuity contract purchased by the Company. The life insurance policies or annuity contracts are owned by the Company and annual contributions of $5,000 are made by the Company for each director who has five years of service as a director. The Company's contribution increases by $1,000 for each year's service until it reaches $10,000 annually, the level at which it remains. Benefits to a director who retires after ten years of service are equal to the greater of (1) or (2) above. Mr. Abbate, the only director who is employed by the Company, and any director who retires after completing at least five years but less than ten years of service are entitled to benefits only under (2) above.

 AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP

         The following table sets forth information concerning the ownership of the Company's common stock as of March 1, 1995, for (a) certain beneficial owners known to the Company to own more than five percent to the common stock;
(b) each director and nominee for director; (c) each of the named officers (the "named officers" as defined in the Compensation Report, herein) not listed as a director; and (d) directors and executive officers as a group. Except as otherwise noted, the nominees, the directors and the executive officers or family members had sole voting and investment power with respect to such securities.


                                                       Beneficially          Deferral                     Percent
                        Name                              Owned              Plans(1)        Total        of Class
- ------------------------------------------------       -----------           -------         -----        --------
                        (a)

Interchange State Bank Capital Investment
   Plan
Park 80 West/Plaza Two
Saddle Brook, NJ 07663. . . . . . . . . . . . . . .                           138,231        138,231          5.1 %


First Union Corporation
One First Union Center
Charlotte, NC  28288. . . . . . . . . . . . . . . .        177,400 (2)                       177,400          6.6


                        (b)

Anthony S. Abbate. . . . . . . . . . . . . . . . .          42,712 (3)         16,719         59,431          2.2
Anthony Amato. . . . . . . . . . . . . . . . . . .          66,725                            66,725          2.5
Anthony D. Andora. . . . . . . . . . . . . . . . .          72,687 (4)                        72,687          2.7
Donald L. Correll. . . . . . . . . . . . . . . . .             200                               200          *
J. Fletcher Creamer. . . . . . . . . . . . . . . .           2,750                             2,750          *
John J. Eccleston. . . . . . . . . . . . . . . . .          32,671 (4)                        32,671          1.2
David R. Ficca. . . . . . . . . . . . . . . . . .           33,090                            33,090          1.2
James E. Healey. . . . . . . . . . . . . . . . . .           5,200                             5,200          *
Eleanore S. Nissley. . . . . . . . . . . . . . . .          14,000                            14,000          *
Jeremiah F. O'Connor. . . . . . . . . . . . . . .           36,259 (4)                        36,259          1.3
Robert P. Rittereiser. . . . . . . . . . . . . . .          11,500                            11,500          *
Benjamin Rosenzweig. . . . . . . . . . . . . . . .          37,430                            37,430          1.4


                        (c)

Frank R. Giancola. . . . . . . . . . . . . . . . .           7,138 (5)          7,106         14,144          *
Robert N. Harris. . . . . . . . . . . . . . . . . .         11,610 (6)          8,083         19,693          *
Richard N. Latrenta. . . . . . . . . . . . . . . .           6,318 (7)          7,431         13,749          *

                        (d)

Directors and executive officers as a group. .             364,336 (8)         39,339        403,675         14.7


*Does not exceed one percent of class

Footnotes

1. Shares held in deferred compensation accounts to which individuals have sole power to vote but no investment powers.

2. Includes beneficial ownership of 139,400 shares to which First Union Corporation has sole power to vote and 38,000 shares to which it shares power to vote. First Union Corporation has sole investment power for 177,400 shares.

3. Includes beneficial ownership of 21,986 shares which may be acquired within 60 days pursuant to stock options.

4.   Includes   beneficial   ownership  of  7,927  shares  held  by   Washington
     Interchange Corporation in which Messrs. Andora, Eccleston and O'Connor are principals.

5. Includes beneficial ownership of 6,152 shares which may be acquired within 60 days pursuant to stock options.

6. Includes beneficial ownership of 7,877 shares which may be acquired within 60 days pursuant to stock options.

7. Includes beneficial ownership of 6,318 shares which may be acquired within 60 days pursuant to stock options.

8. Includes beneficial ownership of 42,333 shares which may be acquired within 60 days pursuant to stock options awarded under an employee incentive compensation plan.


Compliance with Section 16(a) of the Securities Exchange Act of 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and certain of its officers to file reports of their ownership of Interchange stock and of changes in such ownership with the Securities and Exchange Commission (the "SEC") and the American Stock Exchange. SEC regulations also require the Company to identify in this proxy statement any person subject to this requirement who failed to file any such report on a timely basis.

    J. Fletcher Creamer, Jr., a director of the Company, failed to report two transactions that occurred during the year and filed the Annual Statement of Beneficial Ownership required for this circumstance after the date required by
Section 16(a). John J. Eccleston, a director of the Company, filed the Annual Statement of Beneficial Ownership required to report the acquisition of Interchange stock in an ongoing acquisition plan after the date required by
Section  16(a).

COMPENSATION/STOCK OPTION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Compensation Strategy

     The objectives of this committee's strategy are to attract and retain top quality executives and provide compensation programs designed to motivate and reward executives to achieve business goals that foster both the enhancement of long-term stockholder values through stock appreciation and yields, and also, the long-term best interest of the organization. Compensation programs for executives link compensation to the performance of the Company and generally provide competitive compensation for executives at the mean pay level of peer group banks and other organizations of similar size, performance and geographic location. The committee utilizes professional surveys prepared by outside consultants focusing on compensation levels of the aforementioned groups in order to assure competitiveness in its compensation programs. The compensation mix reflects a balance of cash awards, including incentive awards, and equity-based incentives. Annual cash compensation (base salaries and annual bonus) is granted based on the achievement of corporate financial targets and individual performance. The Stock Option Plan, approved by stockholders in 1989, is intended to function as the basis for fostering alignment of executive compensation with the interest of stockholders.

     The policies, with respect to each of these compensation elements as well as the basis for determining the compensation of executive officers, including the President and CEO, Mr. Abbate, are described below:

     Base salary

     Base salaries for executive officers are based on the salary ranges that are established for each position. These position salary ranges are determined by evaluating the responsibilities and accountabilities of the position and comparing it with other executive officer positions in the market place on an annual basis. The base salary of each executive officer, including President and CEO, is reviewed annually and adjusted within the position range based upon a performance evaluation. Evaluations of other executive officers are submitted to the committee by the President and CEO. These evaluations, and an evaluation of the President and CEO by the committee, are reviewed and submitted together with the committee's recommendations to the full board for action. Salary increases are generally based upon the extent to which the executive is considered to have contributed to a furtherance of the Company's goals and/or met objectives specifically assigned to that individual.

     Annual Bonus

     The Management Incentive Plan is a short-term annual incentive plan designed to reward key management employees for achievement of specific financial, individual and business results. The specific financial target is primarily based upon the year-to-year increase in the Company's net after-tax earnings. The targeted goal is established annually through a budgeting process which is reviewed and approved by the full board using input relating to performance opportunities for the year and the historical performance results of the Company. An objective of the Management Incentive Plan is to relate a portion of the executives compensation to the overall financial results of the operations for the year. The bonus for 1994 results reflects the achievement in excess of 100 percent of the financial target set in 1993 and the granting of discretionary amounts. The committee reserves the right to award discretionary bonus awards in the event the financial target is not met or is exceeded. In so doing, the committee, among other matters, will take into account whether the Company, while not reaching its threshold target, has performed better on a comparable basis than its peers. In addition to the attainment of the earnings target, the level of the President and CEO's annual bonus award is also based upon performance related factors including the completion of prudent acquisition strategies, management of overall company efficiencies, attainment of long range planning goals, and capital requirement and asset utilization necessary to ensure long-term growth.

    Stock Option Plan

    The Stock Option Plan approved by stockholders in 1989 is designed to align stockholders' and executive officers' interests. The Plan is administered by the Compensation/Stock Option Committee and awards are determined by that committee. Stock options are granted with an exercise price equal to the price of a share of stock at the close of business on the date of the grant as reported by the American Stock Exchange. Stock options may be exercisable between one and ten years from the date granted. Such stock options provide a retention and motivational program for executives and an incentive for the creation of shareholder value over the long-term since their full benefit cannot be realized unless an appreciation in the price of the Company's common stock occurs over a specified number of years. A total of 80,000 shares were made available for option under the Plan of which 64,251 shares have been granted to date.

    CEO Compensation

    The compensation of the President and CEO, Mr. Anthony S. Abbate, is reviewed by the Compensation/Stock Option Committee which presents its recommendations to the board for action. Mr. Abbate participates in the same plans as the other executive officers, including the base salary program, the annual bonus plan, the Stock Option Plan, and the staff benefit programs as outlined elsewhere in this Proxy. Mr. Abbate receives no compensation for his duties as a director; however, he does participate in the Directors' Retirement Plan. The committee bases Mr. Abbate's compensation on the same criteria used for all executive officers with particular emphasis on the factors which will promote the Company's long-term growth, organization stability, and financial strength. Mr. Abbate's salary was at the midpoint of the 1994 salary range for his position and his annual bonus for 1994 performance was 100% of target due to exceeding the plan goals for that year. Mr. Abbate continues to provide the Company and the Bank with exemplary leadership, vision and commitment, and strives to meet the long-term strategic goals.

                         Submitted by the Compensation/Stock Option Committee
                                   Jeremiah F. O'Connor, Chairman
                                   Anthony Amato
                                   Donald L. Correll
                                   David R. Ficca
                                   James E. Healey
                                   Robert P. Rittereiser
                                   Benjamin Rosenzweig

                           SUMMARY COMPENSATION TABLE

                                                                                                                     All Other
                                                                                                     Long-term       Compensation
                                                                 Annual Compensation                 Compensation     ($) (2)
                                                          ----------------------------------          Options         -----------
Name and Principal Position (1)                           Year        Salary($)      Bonus($)      (No. of Shares)
- --------------------------------------------------        -----       ---------      --------       --------------

Anthony S. Abbate. . . . . . . . . . . . . . . . . .       1994       $264,000       $ 69,000           --         $ 41,254
   President and CEO                                       1993        240,000         49,584         10,650         20,552
                                                           1992        220,000         55,000           --           20,018

Frank R. Giancola. . . . . . . . . . . . . . . . . .       1994        110,000         24,600           --            3,973
   Senior Vice President                                   1993         97,000         15,000          4,400          3,504
   Retail Banking                                          1992         88,000         17,600           --            3,393

Robert N. Harris. . . . . . . . . . . . . . . . . .        1994        137,000         23,500           --           19,024
   Executive Vice President                                1993        125,000         19,368          5,450          8,664
                                                           1992        110,000         22,000           --            8,590

Richard N. Latrenta. . . . . . . . . . . . . . . .         1994        112,000         30,000           --            4,045
   Senior Vice President                                   1993        101,000         15,644          4,500          3,430
   Senior Loan Officer                                     1992         92,000         18,400           --            3,496




(1) Includes the President and CEO and all other officers whose total annual salary and bonus exceeded $100,000 in 1994.

(2)  Represents payments as shown below:

                                                          Year         Abbate      Giancola           Harris        Latrenta
                                                          ----         ------      --------           ------

        Amounts contributed to 401(k) plan in             1994        $ 6,119        $3,300           $4,110          $3,360
           1993 and 1994; to ESOP in 1992                 1993          6,906         2,910            3,750           3,030
                                                          1992          6,372         3,042            3,929           3,129

        Value of life insurance premium paid in           1994          3,150          673             4,914            685
           respect to coverage in excess of $50,000       1993          2,016          594             4,914            400
                                                          1992          2,016          351             4,661            367

        Contribution to life insurance policy/            1994         10,000            -            10,000              -
           annuity contract                               1993         10,000            -                -               -
                                                          1992         10,000            -                -               -

        Premium paid on disability policy                 1994          6,245            -                -               -
                                                          1993          1,630            -                -               -
                                                          1992          1,630            -                -               -

        Contribution to Supplemental Executives'          1994         15,740            -                -               -
           Retirement Plan                                1993              -            -                -               -
                                                          1992              -            -                -               -



                           YEAR-END VALUES OF OPTIONS

                                       Number of Securities Underlying                     Value of Unexercised
                                        Unexercised Option at Year End                     In-the-Money Options
                                          Shares              Shares                           at Year-end
                                        Exercisable        Unexercisable              Exercisable      Unexercisable
                                        -----------        -------------              -----------      -------------

Anthony S. Abbate . . . . . . . . .       21,986               7,100                  $ 79,699               -

Frank R. Giancola . . . . . . . . .        6,152               2,934                    22,301               -

Robert N. Harris  . . . . . . . . .        7,877               3,634                    28,554               -
. .

Richard N. Latrenta . . . . . . . .        6,318               3,000                    22,903               -



                        FIVE-YEAR PERFORMANCE COMPARISON

         The graph below provides an indicator of cumulative total stockholder returns for the Company as compared with a Peer Group and the AMEX Market Value Index.(1)

                        1989    1990    1991     1992     1993     1994
                        ----    ----    ----     ----     ----     ----

Interchange              100      68     118      153      181      186
Peer Group               100      68      69       97      126      140
Amex Market Value        100      82     105      106      127      115




Assumes $100 invested on December 31, 1989, in Interchange Common Stock, the Amex Market Value Index and Peer Group Common Stock.

Total stockholder returns assumes reinvestment of dividends.

Footnote

1. The Peer Group comprises 25 banking institutions representing all such institutions in Connecticut, New Jersey and New York with asset size of at least $250 million, but less than $1 billion, as of December 31, 1994, as reported in the SNL Quarterly Bank Digest of March 1995. The banking institutions included are: BNH Bancshares, Inc., Dime Financial Corp., Putnam Trust Co. of Greenwich, Lafayette American Bancorp and Westport Bancorp, Inc. (CT); B.M.J. Financial Corp., Broad National BanCorporation, Flemington National Bank & Trust, Garden State Bancshares, Independence Bancorp, Inc., United National Bancorp, Vista Bancorp,(NJ); Arrow Financial Corporation, CNB Financial Corp., Commercial Bank of New York, Community Bank Systems, Inc., Evergreen Bancorp, Inc., FNB Rochester Corp., First of Long Island Corporation, Gateway Bancorp, Inc., Hudson Chartered Bancorp, Inc., State Bancorp, Inc., Sterling Bancorp, Suffolk Bancorp and Tompkins County Trust Company (NY).

                                 PENSION PLANS

     The Company maintains a non-contributory defined benefit pension plan covering all eligible employees including Messrs. Abbate, Giancola, Harris and Latrenta. Retirement income is based on years of service under the Plan and, subject to certain limits, on final average compensation.

     Effective January 1, 1994, the Company adopted a Supplemental Executives' Retirement Plan, a non-qualified plan intended to provide retirement income that would have been paid but for limitations imposed by the Internal Revenue Code under the qualified plan.

     The following tables show the annual benefits payable based on a range of average compensation and years of future service at normal retirement date.


Interchange State Bank Pension Plan
             5-Year
             Average     Years of Future Service at Normal Retirement Date
          Compensation      5          10          20          30          35
          -----------     ------      ------      ------    --------    -------

          $  100,000    $  6,225    $ 12,450    $ 24,900    $ 37,350    $ 43,575
             150,000       9,975      19,950      39,900      59,850      69,825
             200,000      10,575      26,250      54,900      82,350      96,075
             250,000      10,575      26,250      69,900     104,850     122,325
             300,000      10,575      26,250      81,900     127,350     148,575
             400,000      10,575      26,250      81,900     172,350     201,075


Footnotes:

1.   This Plan was effective January 1, 1993.

2. Plan benefits are calculated using future service from January 1, 1995, and base salary only. The maximum salary that may be used is limited by law and regulations. The maximum salary that can be used for 1995 is $150,000. The chart above anticipates future salary increases as well as increases to these legal limits.

3. The above chart is based on the average age of the executive officer group which is 49.8 years as of January 1, 1995.

4. Average compensation is the average of base salary over the five (5) consecutive calendar years producing the highest average.

5. Annual benefit is payable as a life annuity which is the normal form of retirement benefit for married participants. The normal form of retirement benefit for married participants is an actuarial equivalent joint and 50% survivor annuity.



Supplemental Executives' Retirement Plan

              5-Year
             Average        Years of Future Service at Normal Retirement Date
           Compensation        5              10             15            20
           ------------     ------        --------       --------       -------

           $ 200,000       $ 13,950       $ 27,900       $ 41,850       $ 55,800
             250,000         17,700         35,400         53,100         70,800
             300,000         21,450         42,900         64,350         85,800
             350,000         25,200         50,400         75,600        100,800
             400,000         28,950         57,900         86,850        115,800

Footnotes:

1.   This Plan was effective January 1, 1994.

2. Plan benefits are calculated using future service from January 1, 1995, and base salary only. The chart above anticipates future salary increases, ignores legal limits on both compensation and benefits and includes benefits payable from the qualified defined benefit plan.

3. The above chart is based on the age of the covered officer which is 55.1 as of January 1, 1995.

4.   Average   Compensation  is  the  average  of  base  salary  over  five  (5)
     consecutive calendar years producing the highest average.

5. Annual benefit is payable as a life annuity which is the normal form of retirement benefit for unmarried participants is an actuarially equivalent Joint and 50% Survivor annuity.


Transactions with Management

     Officers and directors of the Company and their affiliated companies are customers and are engaged in transactions with the Company and its subsidiaries in the ordinary course of business on substantially the same terms as those prevailing with other borrowers and suppliers.

     The following directors are engaged in transactions with the Company and are expected to continue to transact such business in the future.

     Mr. Andora is a member of Andora, Palmisano & Geaney, a firm that renders various legal services to the Company and its subsidiaries and received fees for those services of $426,500 in 1994, including $95,000 paid pursuant to retainer contracts; $80,000 representing fees incurred in representing the Bank in connection with the lawsuit described in the Company's Annual Report to Stockholders for the year 1994; and $31,500 representing fees for real estate matters, the bulk of which was reimbursed to the Bank by its customers. The Bank leases its consumer credit office located in Elmwood Park, New Jersey, from a partnership in which Mr. Andora is a principal. Lease payments in 1994 totaled $27,220 under a lease expiring in 1995.

     The Bank leases its office located in Washington Township, New Jersey, from a company of which Messrs. Andora, Eccleston and O'Connor are principals. Lease payments in 1993 totaled $82,800 under a lease expiring in 2002.

     The Bank leases its office located in Lodi, New Jersey, from a partnership in which Mr. Amato is a principal. Lease payments in 1993 totaled $56,800 under a lease expiring in 1996.

2.  Proposal to Approve Amendment to the Stock Option Plan of 1989

    (Item 2 on Proxy Card)

    The Stock Option Plan of 1989 (the "Stock Option Plan"), approved by stockholders in 1989, was designed to encourage officers and other key employees to acquire a proprietary interest in the Company and thereby align their interest with those of the shareholders, to continue their employment with the Company and to render superior performance during such employment. The Stock Option Plan, a copy of which is attached as Appendix A to this Proxy Statement, enables the Company, through the Compensation/Stock Option Committee of the Board of Directors, to grant incentive stock options and non-qualified stock options to officers and key employees of the Company.

     The Company's Board of Directors has adopted an amendment to the Stock Option Plan to increase the number of shares of the Company's common stock issuable pursuant to the Stock Option Plan from 80,000 shares to 270,000 shares. This amendment requires stockholder approval.

    The Board took such action to increase the number of available shares under the Stock Option Plan because it believes that a stock option program is an important factor in attracting, retaining and motivating key employees who will dedicate their maximum productive efforts toward the advancement of the Company. The Board believes that this amendment furthers these objectives by assuring continuing availability of stock options in the appropriate circumstances. As of the date of this Proxy Statement, no options have been granted from the proposed increase in the number of shares under the Stock Option Plan approved by the Board. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

  3.  Ratification of Appointment of Independent Auditors

          (Item 3 on Proxy Card)

     The board of directors, upon recommendation of the audit committee, has reappointed the firm of Deloitte & Touche as the independent auditors to examine the Company's financial statements for the year 1995. YOUR DIRECTORS RECOMMEND THAT STOCKHOLDERS VOTE FOR RATIFICATION OF THIS APPOINTMENT.

     Representatives of Deloitte & Touche are expected to attend the annual meeting and will have the opportunity to make a statement if they desire and to respond to appropriate questions.

Other Matters

     The Board of Directors is not aware of any other matters to be presented at the Annual Meeting. If any other matter proper for action at the meeting should be presented, the holders of the accompanying proxy will vote the shares represented by the proxy on such matter in accordance with their best judgment. If any matter not proper for action at the meeting should be presented, the holders of the proxy will vote against consideration thereof or action thereon.

     The affirmative vote of a majority of the shares cast at the Annual Meeting is necessary to elect the four directors.

     The cost of soliciting proxies for the meeting will be borne by the Company. Some directors, officers, and other employees of the Company may solicit proxies in person and by telephone or otherwise. The Company will reimburse brokers and others who are record holders of its shares for the reasonable expenses incurred in obtaining voting instructions from beneficial owners of such shares.

Submission of Stockholder Proposals

     Proposals intended for inclusion in next year's proxy statement should be sent to the Secretary of the Company at Park 80 West/Plaza Two, Saddle Brook, NJ 07663, and must be received by December 22, 1995.

 Other Information

     Consolidated financial statements of the Company and its subsidiaries are included in the Company's Annual Report to Stockholders for the year 1994. Additional copies of the Annual Report and the Company's Annual Report to the Securities and Exchange Commission on Form 10-K, may be obtained without charge from the Secretary of Interchange Financial Services Corporation, Park 80 West/Plaza Two, Saddle Brook, NJ 07663.

     The above notice and proxy statement are sent by order of the board of directors.

                                            Benjamin Rosenzweig,
                                            Secretary

Dated:   April 20, 1995

                                    (Front)

 PROXY            INTERCHANGE FINANCIAL SERVICES CORPORATION

            Park 80 West, Plaza Two, Saddle Brook, New Jersey 07662

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Jeremiah F. O'Connor, Benjamin Rosenzweig and John J. Eccleston as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of Interchange Financial Services Corporation held of record by the undersigned on April 20, 1995, at the annual meeting of stockholders to be held on May 25, 1995, or any adjournment thereof.

1.  ELECTION OF DIRECTORS

    FOR all nominees listed below  |_|           WITHHOLD AUTHORITY  |_|
   (except as marked to the contrary            to vote for all nominees
    below)                                      listed below

Anthony D. Andora, J. Fletcher Creamer, Jr., David R. Ficca, Benjamin Rosenzweig

     (INSTRUCTION: To withhold authority to vote for an individual nominee write that nominee's name in the space provided below.)

2.   PROPOSAL TO APPROVE AMENDMENT TO THE STOCK OPTION PLAN OF 1989.

                  |_| FOR          |_| AGAINST          |_| ABSTAIN

3.   RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

                  |_| FOR          |_| AGAINST          |_| ABSTAIN

                                   (Back)

(Continued from other side)

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR ELECTION OF DIRECTORS.

                                                     Please sign exactly as name
                                                     appears below.  When shares
                                                     are held by joint  tenants,
                                                     both  should   sign.   When
                                                     signing as an attorney,  as
                                                     executor,    administrator,
                                                     trustee or guardian, please
                                                     give full title as such. If
                                                     a corporation,  please sign
                                                     in full  corporate  name by
                                                     president      or     other
                                                     authorized  officer.  if  a
                                                     partnership, please sign in
                                                     partnership     name     by
                                                     authorized person.

                                                     DATED:  April 20, 1995



                                                     Signature

                                                     Signature if held jointly

                                                    PLEASE MARK, SIGN, DATE AND
                                                    RETURN THE PROXY CARD
                                                    PROMPTLY USING THE ENCLOSED
                                                    ENVELOPE

                   INTERCHANGE FINANCIAL SERVICES CORPORATION

                           STOCK OPTION PLAN OF 1989

         1. PURPOSES. This Stock Option Plan of 1989 (the "Plan"), of Interchange Financial Services Corporation (the "Company") is established so that the Company may make available to officers and key employees ("Key Employees") the opportunity to acquire ownership of Company Stock pursuant to options intended to qualify as incentive stock options ("Incentive Stock Options") within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"), and stock options that do not qualify as Incentive Stock Options (Non-Qualified Options). It is anticipated that such stock options will materially assist the Company in providing incentives to Key Employees, to provide long term gain through their outstanding service to the Company and its stockholders and to assist in retaining people of ability and initiative in senior management positions.

         2. ADMINISTRATION. The Plan shall be administered by the Stock Option Committee ( the "Committee"), which shall be appointed, from time to time, by the Board of Directors, and shall consist of not less than three outside directors of the Company. Any member of the Committee who is not a "disinterested person" within the meaning of Rule 16b-3 (or any successor rule or regulation) under the Securities Exchange Act of 1934, as amended (the "Exchange Act") shall be excluded from all Committee actions and votes regarding the Plan. The Committee shall have full power and authority, subject to the terms and conditions of the Plan, to determine the Key Employees to whom awards may be made under the Plan, the number of such shares and the type of option (Incentive Stock Option, Non-Qualified Stock Option, or both) to be awarded to each of such Key Employees, the applicable terms and conditions of such awards and all other matters which may arise in the administration of the Plan. The determination of the Committee concerning any matter arising under or with respect to the Plan or any awards granted shall be final, binding and conclusive on all interest persons. Awards shall be made only in accordance with the recommendation of the Committee and with the approval of the Board of Directors. The Committee may as to all questions of accounting rely conclusively upon any determinations made by the independent auditors of the Company.

         3. STOCK AVAILABLE FOR OPTIONS. There shall be available for option under the Plan, a total of 80,000 shares of the Company's Common Stock (the "Stock"), subject to any adjustments which may be made pursuant to Section 5(g). Shares of Stock used for purposes of the Plan may be either authorized and unissued shares or treasury shares or both. Stock covered by options which have terminated or expired prior to exercise or have been surrendered and canceled as contemplated by Section 7(b) shall be available for further option.

         4. ELIGIBILITY. Key Employees of the Company, and of any subsidiary corporation, as defined in Section 425(f) of the Code ("Subsidiary"), of the Company, shall be eligible to receive options under the Plan, provided that no option may be granted to any director who is not also an employee of the Company or a subsidiary.

     5. TERMS AND CONDITIONS OF OPTIONS. Each option granted shall be in writing and shall contain such terms and conditions as the Committee may determine, which terms and conditions need not be the same in each case, subject to the following:

         (a) OPTION PRICE. The price at which each share of Stock covered by an option granted hereunder may be purchased shall be the average of the high and the low sales price of a share of Stock on the date of grant as reported on the National Association of Securities Dealers Automated Quotation National Market System ("NASDAQ") or, if there is no reported trade on that date, on the last preceding date on which a trade was reported. The "date of grant" shall be the date as of which an option shall be come effective, as determined by the Committee, provided that the date of grant cannot precede the date on which the committee awards such option.

         (b) OPTION PERIOD. The period for exercise of an option shall not exceed ten years from the date the option is granted. Options shall become exercisable during the option period at the rate set by the Committee, provided that: (i) no option may be exercised prior to one year after date of grant, and
(ii) the aggregate fair market value (at time of grant) with respect to which Incentive Stock Options are exercisable for the first time by an optionee during any calendar year (under the Plan or any other stock option plan of the Company or any Subsidiary) shall not exceed $100,000. Notwithstanding the foregoing, upon a "Change of Control" (as defined below) options shall become immediately exercisable to the full extent of the original award. "Change of Control" shall occur upon:

                  (i) The acquisition by any person (including a group, within the meaning of Section 13(d) or 14(d)(2) of the Exchange Act), other than the Company or any of its Subsidiaries without the prior written approval of the Company's Board of Directors, of beneficial ownership (within the meaning of Exchange Act Rule 13d-3) of 20% or more of the then outstanding shares of stock in a transaction or series of transactions not approved by a vote of at least a majority of the "Continuing Directors" (as defined below); or

                   (ii) Individuals who, as of January 1, 1989, constitute the Board of Directors of the Company (generally the "Directors" and as of January 1, 1989, the "Continuing Directors") cease for any reason to constitute at least a majority thereof, provided that any person becoming a Director subsequent to January 1, 1989, whose nomination for election was approved by a vote of at least a majority of the Continuing Directors (other than a nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act) shall be deemed to be a Continuing Director.

Subject to the provisions of paragraph (d), options that have become exercisable shall remain exercisable until expiration or exercise, whichever occurs first.

         (c) EXERCISE OF OPTIONS. To exercise an option, the option holder shall give written notice to the Company specifying the number of shares to be purchased and accompanied by payment in full of the purchase price thereof. Such purchase price may be paid in cash, or, with the consent of the Committee, in whole or in part by the surrender of shares of Stock held for a period of time as determined by the Committee and having a fair market value, as determined by the Committee, equal to such purchase price of the portion thereof which is not paid in cash. An option holder shall have none of the rights of a stockholder until the shares are paid in full and issued to the option holder.

         (d) EFFECT OF TERMINATION OF EMPLOYMENT OR DEATH. No option may be exercised after the termination of employment of an optionee, except that if such termination occurs by reason of retirement, disability, or death (as described below) an extended period is permitted to exercise those options which are exercisable on the date of termination. Such extended period may not exceed the original option period or the last day on which options may be exercised under the Plan. If termination of employment occurs by reason of: (i) retirement at normal or late retirement age under any tax-qualified retirement, profit sharing or employee stock ownership plan maintained by the Company or any Subsidiary in which the optionee is employed, the extended period shall be 90 days; (ii) disability, which shall mean the inability due to injury or illness which prevents the optionee from performing the material duties of his position, and said inability is expected to last for at least six months, the extended period shall be 90 days; (iii) death while employed, the extended period is 180 days. Notwithstanding the foregoing, unexercisable options shall be forfeited unless the Committee, in its sole discretion, accelerates the exercisability of some or all of such options, In no event, however, shall any option be exercisable more than ten years from the date of grant thereof.

         Nothing contained in the Plan or in any option granted shall confer on any employee any right to continue his employment or interfere in any way with the right of his employer to terminate his employment at any time.

     (f) NONTRANSFERABILITY OF OPTIONS. During an optionee's lifetime his option shall be exercisable only by him. No option shall be transferable other than by will or the law of descent and distribution.

         (g) ADJUSTMENT FOR CHANGE IN STOCK SUBJECT TO PLAN. In the event of a stock split, stock dividend, combination of shares, recapitalization, reorganization, merger, consolidation, rights offering, or any other change in the corporate structure or shares of the Company, the board of Directors shall make such adjustment, if any, as it deems appropriate for purposes hereof in the number and kind of shares subject to the Plan, in the number and kind of shares covered by outstanding options, or in the option prices.

         (h) REGISTRATION, LISTING AND QUALIFICATION OF SHARES. Each option shall be subject to the requirement that if at any time the Board of Directors of the Company shall determine that the registration listing or qualification of the shares covered thereby upon any securities exchange or under federal or state law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the granting of such option or the purchase of shares thereunder, no such option may be exercised unless and until such registration, listing, qualification, consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the granting of such option or the purchase of shares thereunder, no such option may be exercised unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board of Directors. Any person exercising an option shall make such representations and agreements and furnish such information as the Board of Directors may request to assure compliance with the foregoing or any other applicable legal requirements.

     6. DURATION. Unless sooner terminated by the Board of Directors, the Plan shall terminate on, and no option shall be granted hereunder after December 31, 1998.

         7. (a) AMENDMENT. The Board of Directors of the Company may amend the Plan at any time. No amendment shall, unless approved by stockholders of the
Company: (i) increase the maximum number of shares for which options may be granted under the Plan; (ii) reduce the minimum option price provided herein; or
(iii) extend the period during which options may be granted or exercised. Notwithstanding the foregoing, the Board of Directors shall have the right to accept the surrender of and cancel options issued under the Plan and reissue those options and to amend the terms of outstanding options upon the following terms and conditions.

         (b) SURRENDER, CANCELLATION AND REISSUE OF OPTIONS. The Board of Directors may, upon invitation by it during the term of this Plan to any holder(s) of options under this Plan to do so, accept the surrender of outstanding options, cancel such options and issue in exchange therefor new options under this Plan provided

         (1) the tender of options for surrender is in accordance with such conditions as the Board of Directors set forth in its invitation for that surrender.

         (2) The number of shares covered by an option issued in exchange for a surrendered and canceled option shall not exceed the number of shares covered by the option surrendered and canceled;

         (3) the price and all other terms of each option issued in exchange shall comply with the requirements of this Plan for the issuance of options; and

         (4) no such invitation for surrender of options shall be made by the Board of Directors unless it shall have first received a recommendation of the Committee that it is in the interest of the Company to provide an opportunity for the surrender and cancellation of outstanding options and the issue of new options in exchange therefor upon more appropriate terms and conditions, including exercise price.

         8. EFFECTIVENESS OF PLAN. This Plan will be effective on the date it is approved by the holders of not less than a majority of the outstanding shares of voting stock of the Company represented and entitled to vote thereon at a meeting thereof duly called and held for such purpose, and no option granted shall be exercisable prior to such approval.

     9. OTHER ACTIONS. This Plan shall not restrict the authority of the Board of Directors of the Company, for proper corporate purposes, to grant or issue stock options, other than under the Plan, to or with respect to any employee or other person.

         10. WITHHOLDING. The company shall have the right to require an optionee or other person entitled to receive Stock, under a Non-Qualified Option or under an Incentive Stock Option if the optionee makes a disqualifying distribution as described in Section 422A of the Code, to pay to the Company the amount which the Company is or will be required to withhold with respect to such Stock in order for the Company to pay taxes or to claim an income tax deduction with respect to such stock. In lieu of such payment, the Company will be entitled to retain, or sell upon not less than 10 days' prior written notice to the optionee, a sufficient number of such Stock to cover the amount required to be withheld, such notice to be deemed given when sent first class, postage prepaid, to the address of the optionee as it appears on the records of the Company.

     11. MISCELLANEOUS. The masculine pronoun wherever used included feminine pronoun.

         Any notices provided for under this Plan shall be in writing and sent by certified mail. Notices to the Company shall be addressed to the address of the Company's principal office in Saddle Brook, New Jersey--Attention: Stock Option Committee. Notices sent by the Company shall be sufficiently made if sent by certified mail addressed to such person at the address as it appears in the regular records of the Company.

         The Board of Directors and Officers of the Company shall be indemnified by the Company against reasonable expenses, including attorney's fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding or in connection with any appeal thereof, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any award thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such member of the Board has breached his duty of loyalty to the Company, committed an act not of good faith or in knowing violation of law, or has received an improper personal benefit; provided that within 60 days after institution of any such action, suit or proceeding a member of the Board of Directors shall in writing offer the Company the opportunity, as its own expense, to handle and defend the same.

         The Plan shall be construed, administered and enforced according to the laws of the United States and the laws of the State of New Jersey to the extent the latter is not preempted by the former. Further, if applicable, litigation is to be restricted to the County of Bergen.

         12.  This Plan shall be known as the Stock Option Plan of 1989.